                                                                   EXHIBIT 10.26

                             [VERTICALNET LOGO](SM)
                                 VerticalNet(R)

MICHAEL J. HAGAN
700 Dresher Rd., Ste. 100
Horsham, PA 19044
215-315-3115

April 23, 2001

Mr. Christopher Larsen
192 Dam View Drive
Media, PA 19063

Dear Chris:

I am pleased to confirm VerticalNet's employment offer to you. Details are as follows:

JOB TITLE:                 Executive Vice President
REPORTING TO:              Michael Hagan, President and CEO
START DATE:                April 25, 2001

COMPENSATION

| | Monthly base salary of $25,000 to be paid in equal installments on the 15th and last day of each month. (Annualized $300,000). (For payroll purposes, you must start work prior to the 8th of the month to be paid on the 15th or the 22nd of the month to be paid on the last day of the month).

| | You will be eligible to participate in the VerticalNet Executive Bonus Plan. Your annual bonus target will be 50% of base pay, payable at the discretion of the Board of Directors. For 2001, your bonus award will be guaranteed in the amount of $200,000, provided that you are still employed on the date that bonus awards are paid to other senior executives and remain employed by VerticalNet for at least 90 days following that date.

| | You will be paid a starting bonus of $25,000, which you will receive in your second paycheck.

| | Within 60 days of your Start Date, you and the CEO will mutually determine an annual bonus for you based upon performance metrics for VerticalNet, taking into account the overall compensation structure that you will establish for the overall VerticalNet sales organization.

| | On April 27, 2001, you will be granted the option to purchase 400,000 VerticalNet, Inc. shares of common stock, subject to vesting, at a price per share equal to the last trade on NASDAQ on the date of grant. They will vest 25% each six-month period, with full vesting on your two-year employment anniversary. These shares are granted to you pursuant to the terms of the company's Stock Option Plan.

EMPLOYEE BENEFITS

| | You will be eligible to participate in the VerticalNet LLC 401(k) Plan on the first day of the calendar quarter (July 1) following your date of hire.

| | You will be eligible to participate in the Employee Stock Purchase Plan effective October 1, 2001.

| | You will become eligible to participate in VerticalNet's flexible benefits plan on the first day of the month following your date of hire, subject to the terms and conditions as stated in the Company's benefit plan documents. A Summary of Benefits is included in your new hire packet, with the exception that you will receive 4 weeks vacation. Questions regarding benefits should be addressed to Paige Tilley, our Benefits Administrator at 215-315-4313.

TERMINATION OF EMPLOYMENT

| | If, during the 12 month period beginning on your Start Date, your employment is terminated by VerticalNet without Cause or by you for Good Reason, then in exchange for a general release, and in exchange for you being subject to the VerticalNet, "Employment, Confidential Information, Invention and Non-Competition Agreement" for a period of 6 months following your termination (which supercedes the time periods set forth in such agreement), (1) we will continue to pay to you your base salary for a period of 6 months following your termination, (2) we will pay to you for 2001 your 2001 guaranteed bonus, and thereafter, your annual target bonus for the year in which your termination occurs, within thirty (30) days following your termination date, and (3) an additional 6 months of the vesting of your VerticalNet stock options will become immediately vested and all your vested options will remain exercisable for a period of at least 180 days following your termination. VerticalNet intends to enter into employment agreements with its senior executive officers within 90 days, including you the COO and the other EVPs, and the agreement that you enter into may contain different (with greater or less of a benefit to you) terms than set forth herein, in which case you will receive an agreement with terms with that replace the foregoing matters that are no less favorable than the most favorable terms made to any officer of VerticalNet.

      For purposes of this letter agreement, "Cause" means (i) you are convicted of a felony, or (ii) in the reasonable determination of the Board, you have (w) committed an act of fraud, embezzlement, or theft in connection with your duties in the course of your employment with VerticalNet, (x) caused intentional, wrongful damage to the property of VerticalNet, (y) engaged in gross misconduct or gross negligence in the course of your employment with VerticalNet, or (z) you materially breached your obligations under this agreement or under any written confidentiality, non-competition, or non-solicitation agreement between you and VerticalNet, and shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof.

      For purposes of this letter agreement, "Good Reason" means (1) if you are transferred, without your written consent, to a location that is more than 50 miles from your principal place of business immediately preceding the transfer, (2) a material reduction of your authority, duties or responsibilities after you have provided us with reasonable notice and an opportunity to cure, or (3) any failure of VerticalNet materially to comply with and satisfy any of the terms of this letter agreement.

CHANGE OF CONTROL

| | In the event of a Change of Control of VerticalNet, your vesting in any unvested options will be accelerated on terms that are no less favorable than the most favorable terms made available to any senior officer of VerticalNet other than the CEO. For example, if all unvested options of the COO of VerticalNet become fully vested upon a Change of Control, all of your options will become fully vested upon a Change of Control. For purposes of this letter agreement, "Change of Control" shall mean:

            (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of VerticalNet representing more than 50% of the voting power of the then outstanding securities of VerticalNet; or

            (ii) The shareholders of VerticalNet approve (or, if shareholder is not required, the Board approves) an agreement providing for (x) the merger or consolidation of VerticalNet with another corporation where the shareholders of VerticalNet, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (y) the sale or other disposition of all or substantially all of the assets of VerticalNet, or (z) a liquidation or dissolution of VerticalNet.

NEXT STEPS

This offer is contingent upon:

| |   Completion of a VerticalNet Employment Application (enclosed).

| | Satisfactory evidence of your legal eligibility to work in the U.S. in accordance with the Immigration Reform and Control Act and completion of the "I-9" form which is included in this package.

| | Your agreement that at no time following your Start Date will you use or disclose to any other person or entity any proprietary or confidential information about VerticalNet, or its parent, subsidiaries or affiliates, including without limitation, technical data, research, product, or business plans, products, services, projects, proposals, customer lists, software developments, marketing and financial plans, sales methods and systems, and financial information.

Please be aware that VerticalNet is an employer at-will. As a result, both you and VerticalNet may terminate the employment relationship at any time, for any lawful reason or no reason at all, with or without notice; provided, however, that you will be entitled to receive the payments and rights set forth under the "Termination of Employment" section upon the occurrence of the events set forth under that section. Nothing in this offer letter or in any oral or written statement creates a contract of employment or limits the right to terminate employment at will.

If you have any questions concerning this or any other information, please feel free to contact Monica Haley, Vice President of Human Resources, at 215-315-3297. We look forward to having you join the VerticalNet team!

Sincerely,


Michael J. Hagan
President and CEO

cc: Monica Haley
    Jim McKenzie

_____________________________________                ___________________________
Signature                                                      Date

_____________________________________
Social Security Number (required for Stock Option grant)